Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ArQule, Inc. for its Amended and Restated 1996 Employee Stock Purchase Plan, as amended, of our report dated January 28, 2003 relating to the financial statements, which appears in ArQule’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 5, 2003